FOR IMMEDIATE RELEASE

GENERAL FINANCE CORPORATION SETS RECORD DATE
OF FEBRUARY 22, 2007 FOR SPECIAL SHAREHOLDERS MEETING

PASADENA, CA, February 15, 2007 -- General Finance Corporation (AMEX: GFN, GFN.U, GFN.W) announced today that it has set a record date of February 22, 2007 for a special meeting of shareholders. The special meeting is scheduled for 9:00 a.m. (PT) on March 26, 2007, at the offices of Troy & Gould Professional Corporation, 1801 Century Park East, 16th Floor, Los Angeles, California.

The meeting has been called for shareholders to vote on the proposed acquisition of all of the outstanding capital stock of RWA Holdings Pty Limited, an Australian company that leases and sells portable storage containers, portable container buildings and freight containers in Australia.

About General Finance Corporation

General Finance Corporation is a blank check company organized under the laws of Delaware. The Company was formed to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more operating businesses with efforts focused initially on acquiring companies in the specialty finance sector. The specialty finance sector includes equipment rental/leasing companies, specialty insurance and re-insurance companies, and other finance companies specializing in areas such as payday lending, title lending, and mortgage lending. GFN has entered into a definitive agreement that provides that GFN will acquire all the outstanding shares of Royal Wolf Company of Royal Wolf Trading Australia Pty Limited ("Royal Wolf"), a privately held Australian corporation engaged in the sale and leasing of portable storage containers, portable container buildings and freight containers, from the Royal Wolf shareholders through a newly formed Australian subsidiary of GFN.

Cautionary Statement About Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding whether the transaction will be completed, the expected timing of the closing, the expected benefits of the acquisition to GFN and Royal Wolf, growth and acquisition plans, and Royal Wolf's projected run rate of EBITDA. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties. These risks and uncertainties, which could cause these forward-looking statements to not be realized, include delays in or failure to obtain necessary regulatory approvals or clearances or third-party consents for the parties to complete the acquisition, material changes in the business and financial condition of Royal Wolf, increased competition in the markets in which Royal Wolf competes, adverse changes in financial markets and the markets for Royal Wolf's products, unanticipated material adverse developments regarding Royal Wolf such as new actual or contingent liabilities, litigation or the loss of key personnel, and the availability of companies to acquire on terms and conditions acceptable to GFN. GFN disclaims any obligation to update any information contained in any forward-looking statement.

CONTACT:
For General Finance Corporation
Steven Anreder, 212-532-3232